Exhibit 99.2

PARTICLE DRILLING TECHNOLOGIES, INC.

Third Quarter Earnings Conference

August 8, 2007, 10:00 a.m. ET

Operator

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Particle Drilling third quarter earnings conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. This conference is being recorded Wednesday, August 8, 2007.

I would now like to turn the conference over to Sheila Stuewe of DRG&E. Please go ahead.

S. Stuewe

Good morning and thank you, Eric. We appreciate you joining us for Particle Drilling Technologies’ conference call to review its quarterly results and the operational performance of its Particle Impact Drilling System.

Before we begin I have a couple of housekeeping items I’d like to go over. If you’d like to be on our email distribution to receive future email releases, please call us at DRG&E and relay that information to our office. That number is 713-529-6600.

An archive of this call will be available later this morning on the investor relations section of the company’s website at www.particledrilling.com. A telephonic replay of the conference call will be available through August 15, 2007. Access details are provided in yesterday’s press release.

Please note that information recorded on this call speaks only as of today, August 8, 2007 and therefore time sensitive information may no longer be accurate as of the date of any replay.

The discussion today may contain forward-looking information that is based upon management’s beliefs as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the expectations are subject to numerous uncertainties and management can provide no assurance that such expectations will prove to have been correct. The important risks and uncertainties could cause actual results to differ materially from those described in any forward-looking information provided during the discussion today. Such risks and uncertainties may include but are not limited to Particle Drilling’s ability to raise equity capital if necessary and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints and other risks described in the company’s filings with the

SEC. Further, Particle Drilling is a development stage company that operates in an energy sector where security values are highly volatile and may be influenced by economic and other factors beyond the company’s control such as announced by the competitors and service providers.

I would like to turn the call over now to Jim Terry, Particle Drilling’s President and Chief Executive Officer.

J. Terry

Thank you. Good morning, ladies and gentlemen, and thank you for making time to join us on this call. Greg Galloway, our Vice President of Operations and Engineering; Chris Boswell, our CFO; and Tommy Hardisty, our Vice President of Business Development, are here with me today.

Our third quarter effort was focused on improving our productive drilling time which we feel is the sole remaining hurdle to commercial success. This involved the testing and evaluation of various injector systems, some we’ve been working on since early 2006 and some that are reasonably new.

I really want to stress that what we’re doing is not trivial. Injecting steel particles into a fluid that changes routinely into pressure that changes rapidly and at very high pressures has never been done before in any industry. I will also say that having successfully done that, there may be other applications in the oil field that will benefit from what we have achieved.

Before I move on to the news that everyone’s been waiting for, I want to give credit where credit is due. I want to acknowledge and congratulate our team on their accomplishments. We are a small group of very talented, experienced and knowledgeable individuals working very hard and smart to achieve something that is seriously needed and that is reduce drilling costs through the result of significantly improved drilling performance.

There’s a lot of government money being spent to achieve this objective and to my knowledge without tangible results.

The PID system has already demonstrated rate of penetration improvements that exceed our business plan. Our previous problem was that the same on bottom drilling time was interrupted by one surface component deficiency. This was the frac pump based injection system that is 1 of but 3 components that make up the system.

By way of background, the frac pump based injection system is being replaced due to pressure limitations, unreliability, cost and availability. The reliability and pressure limitations caused the majority of the nonproductive time experienced during our recent commercial trial. Fluctuations in pressure as drilling progresses requires frequent increases or decreases in the pressure required to consistently inject steel particles into the drilling rig’s high pressure line. This hydraulic balancing act often resulted in an inconsistent stream of particle injection which hurts our ability to continuously drill with PID and negatively affects our rate of penetration.

The testing and evaluation of the extruder base injection system began as proof of concept which is typically the learning stage and the most difficult. We have successfully completed that phase of the development.

Proof of concept testing validated the extruder but also pointed to required modifications to the pressure barrier components that now eliminates the system’s reliance upon defusion and provided the results we expected.

I am very pleased to report that after several months of head scratching, testing, analyzing and a lot of hard work, we are confident that we’ve cracked the code to extruder success. Repeated test results have verified that with greater than 5,000 PSI of pressure we are able to consistently and reliably extrude more shot than is required to make the system commercial regardless of pressure.

We don’t expect to have to operate at pressures greater than 5,000 PSI in the next few years, but we did successfully test to as much as 5,200 PSI to be sure.

We remain disciplined and fully committed to completing the new injection system prior to conducting the next commercial trial. We are convinced that the additional time consumed in this effort is in the best interest of our customers and our shareholders and our customers are in complete agreement with this plan. We are very confident that we have the results we have been looking for and that the extruder is the injection system that will commercialize the PID system. Having said that, there’s still work to be done and this will require more time before the new injector is ready for field work. But it’s more like the decision to have kids versus figuring out how to raise them.

The success of PID drilling has already been demonstrated in the laboratory and in the field on customers’ rigs with all the components proven field ready with the exception of the previous unreliable, inflexible injection system. As a corollary, if our injection system had been capable of just 20% more up time, the company would have recorded its first revenue in the last well.

On the business development front, the company is pleased to announce that it entered into another master service agreement with a very large independent oil and gas company here in the U.S. In total we have commercial agreements in place with 2 independents and master service agreements with another independent and 1 major fully integrated oil and gas company.

Without doubt the most recent quarter has been very challenging and at times frustrating. Injecting steel particles into high pressure has never been done before and it certainly wasn’t easy, nor did it happen as fast as we had expected.

We have successful and repeatable results that make clear we now know how to do this. We look very forward to completing the injection development project and getting back to what we like best which is drilling holes in the ground with results that make the additional time completely worthwhile.

Remember, we have demonstrated improved performance well after well. We have resisted the urge to go back to the field until we are very confident we will not only continue our well on well performance improvement, but make the leap to full commercialization. We are very confident that we have solved the injection issue which we feel is the sole remaining barrier to commercial success. I will also add that our current customers and those early adopters that we have yet to sign up are fully supportive and these are serious operators that know exactly what they’re doing.

With that I’ll turn it over to over to Chris to present financial results that reflect the burn rate reduction that we’ve previously been forecasting. Chris?

C. Boswell

Thanks, Jim. The third quarter of 2007 was not very active from a financing perspective as we focused on reducing our cash burn rate in order to sustain our development activities while spending the necessary funds to assure that the injector development project receives the necessary funding and support.

We started the quarter with $8 million in cash and finished with approximately $6 million. In addition to our normal monthly spending level, roughly $350,000 per month and as I stated in the last quarterly conference call, we reduced our accounts payable by approximately $700,000 during the quarter and most of that reduction related to paying the final bills on the construction of PID unit #2 that was completed in March.

We also spent approximately $150,000 in cash on new PID bits that will be used in the next commercial trial and roughly another $200,000 in cash on machine shop work and various other related supplies and services in connection with the injector development.

The total loss for the quarter was approximately $2.4 million or $0.08 per share. This represents a $1 million reduction from the prior quarter. The net loss also includes approximately $900,000 in non-cash stock compensation, bonus accruals and depreciation charges.

Research and development expense for the quarter includes both fixed overhead cost and direct R&D costs associated with specific R&D projects.

In the third quarter total R&D expense was $1.3 million. This compares to over $2 million in the previous quarter, a reduction of over $700,000.

As I stated, the direct R&D costs for the quarter related to several PID bits and R&D incurred on the new injector development. These expenses totaled approximately $400,000. The R&D overhead was approximately $850,000 per quarter including approximately $320,000 in non-cash expenses.

Going forward, R&D direct costs will be limited, but will fluctuate depending on specific projects underway including commercial trials, system development, number of PID bits manufactured, and the cost associated with new PID systems prior to revenue generation. We do not expect to spend any further funds on drill bits or PID systems until such time as the new injector is field ready.

G&A expense for the quarter was $1.2 million with roughly half of that in non-cash expenses. This compares to $1.5 million in the most recent quarter or a reduction of approximately $300,000. On a quarter-over-quarter basis the Q3 net loss decreased from $2.8 million in 2006 to $2.4 million in 2007, a decrease of approximately $400,000 or 14%. The decrease was primarily attributable to lack of commercial trials during this quarter and reduced R&D expenditures this quarter versus same quarter last year.

Currently as of June 30, 2007 we have approximately 30.7 million shares outstanding and 6.2 million in stock options and warrants outstanding.

Looking forward, when the injector development project is completed, we intend to conduct a successful commercial trial and then add additional PID units subject to demand and available financing. As Jim mentioned, we now have 4 customers with commercial contracts and/or master service agreements and hope to secure a fifth customer in the hear future.

As discussed on our last conference call the objective behind this approach is to secure master service agreements and/or commercial arrangements with those operators who have expressed interest in becoming early adopters with the PID technology so that when it’s time to expand, we have a pre-contracted customer base. This process will also help us guide our capital expenditure plans as we should have good feedback in terms of demand for units and potential mechanisms for financing such capital expenditures.

As I previously mentioned, as of June 30, 2007 we have approximately $6 million in cash. Our fixed burn rate has been reduced around $350,000 per month. We are in the process of moving to a new office research center that will accommodate our full team, provide the necessary space to assemble up to 10 PID units at a time and provide ample space for expansion.

In addition to our normal spend, we will incur about $200,000 in the fourth quarter in connection with the relocation and set up of the new facility. As I said earlier, once we have moved into the new facility, our R&D will be limited to injector testing and modification. Currently we do not expect this to involve significant incremental dollars.

I want to reiterate what I said in the last conference call to make it clear that we believe we have well in excess of 1 year’s worth of cash regardless of revenue. We also anticipate selling one of our frac pumps and other equipment which should provide additional liquidity.

We still expect new PID systems to be financed by customers who request dedicated capacity. We anticipate that it’ll take roughly 3 to 4 months to build anywhere from 3 to 10 additional systems as long as the demand and financing is available. As we stated before, we continue to believe that it will likely take 2 PID units working for at least 12 days per month to generate enough cash flow to cover fixed cost. That is assuming of course that the PID systems are commercial and working as designed. With some of the recent testing results we are very encouraged that the date upon which that happens is nearing.

With that I think we should open it up for questions.

Operator

Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw a question, press the star followed by the two. If you are using a speaker phone, please lift the handset before pressing the numbers. Please limit yourself to 1 question and 1 follow up question and requeue for additional questions.

Our first question is from Pierre Conner with Capital One Southcoast. Please go ahead.

P. Conner	Good morning, gentlemen.

Management	Good morning, Pierre.

P. Conner

I have two questions. I guess first on the new extruder system, and I’ll ask them both. If you could expand a little bit on the hardware to make it cycle continuously. My question is, is this a system designed to feed the shot on a consistent basis. Is that what that primarily is? And then the other way you’re doing the pressure drop, is it just valves and canisters? I just wanted to get a little bit of a picture so we could understand that a little bit.

J. Terry	Pierre, I’m going to let Greg answer that since he’s here today.

P. Conner	Got it. Thanks, Greg.

G. Galloway

Well, Pierre, you’re pretty astute in that you answered basically both of the questions as you asked them. It is a feed mechanism that we’re looking at and it is a set of valves and canisters that we’re working on to feed the extruder. Those are pressure vessels that will handle the pressures that we will work with.

P. Conner	Okay. Well, I get a freebie then. My follow up is around the bit you built. Were there design modifications in these bits that you built and have you tested those modifications?

J. Terry

Pierre, this is Jim. We did make modifications after the last Deep Bossier test because the bits were running and tracking off center. So basically modifications were moving the nozzle angles, perimeter nozzle angles in a little bit closer so that we were still cutting some of the gauge with the polycrystalline diamonds. No, we haven’t tested it, but we’ve tested all the prior generations and don’t really feel a need to test it. These were essentially the same bits that came off of Gasco, just in a different size so it was a pretty simple iteration.

P. Conner	Okay. Alright, I’ll queue back up for later and let them run through. Thanks, guys.

J. Terry	Thank you.

Operator	Our next question comes from Kurt Hallead with RBC Capital Markets. Please go ahead.

K. Hallead	Good morning.

Management	Good morning, Kurt.

K. Hallead

I’m just wondering, Jim, you’ve been very deliberate in the process of when you get this system to the point where it can run, you’re going to get back in the field. Have you got a good guess for us as to when you think we might expect that? Do you think it’s the fourth calendar quarter event?

J. Terry	Yes, I think it’s a fourth calendar quarter event, Kurt.

K. Hallead

Okay. You have already been out there once so I’m assuming you’ll be back out with Encana. Now you got these 2 other master service agreements. Do you think you can get something out in the field with 1 or both of those customers also by year end or is that more of a first calendar quarter event?

J. Terry	That’s probably first calendar quarter just because of the time it’s going to take to build another system similar to PID unit 2.

K. Hallead	Okay. Alright, I’ll cycle back through as well. Thanks.

Management	Thank you.

Operator	Our next question is a follow up from Pierre Conner. Please go ahead.

P. Conner

Well this’ll be easy, Kurt. Financing. Maybe this one’s for Chris. You mentioned that the contracts that you have or the MSAs. I don’t know if you want to give the details out, but could you tell us a little bit about the new MSA and kind of the things you’re working on. Do they provide for some kind of equipment financing type? If you could expand a little bit.

C. Boswell

Pierre, there’s really not been a change in what we’ve previously disclosed on that type of arrangement. I think the Encana agreement contemplated that they would finance the construction of dedicated capacity and that’s been discussed with most of the operators that we’ve dealt with. That’s usually done in the commercial part of the agreement, not in the master service agreement.

So when we put the new master service agreements in place we don’t get into the financing of dedicated capacity, but we do talk about it, and I think we’ll certainly endeavor to get those types of arrangements in place when we put the commercial agreement in place. But, no, I can’t say that we’ve got that in place with each operator at this point, but Encana has, from our perspective, a pretty big demand potential for these systems by themselves.

P. Conner

And I guess what I got out of that, Chris, is that is surely your standard practice. When you go to a commercial agreement, they’re pretty much at this point going to have financing mechanisms for additional units.

C. Boswell

We pretty much have to. I think that’s been our stated objective here is to try to get the customers who want dedicated capacity to provide the $700,000 or $800,000 of capital that it takes to finance those. And with respect to your question, I think we’re looking at trying to put a standard term loan in place, a 1 or 2 year note that’s got a reasonable interest rate on it where they loan us the funds to construct the asset and then they get dedicated capacity and they get to use it as long as they keep it busy 50% of the time which is pretty much what we have. That’s a little bit more actually that what we have in our business plan.

If they don’t keep it busy 50% of the time, then we have the right to redeploy the equipment. But assuming that we’re able to save the kind of days we hope to save with this system, I would expect that they’ll be willing to loan us $700,000 or $800,000 to save the kind of money we’re talking about on their wells.

P. Conner	Okay. And then further, there are the assets that you have that you could liquidate to generate cash from, you mentioned you still have the other frac pump and I think you even said there’s some other things, Can you tell us about in round numbers, the amount, if you liquidated these. Would this be something that you’re not going to do anything on it until you need to or something you’ll do over the next quarter or 2 to generate cash?

J. Terry

We need to have a frac pump to maintain our testing program at the research facility. We’ve got 2 right now so we will shed 1 of those. Additionally, we’ve got a triplex pump and some other equipment that’s surplus to our needs. Hard to put a dollar number on it until you actually sell it because that establishes a market. I would say probably safely over $1 million.

P. Conner	Okay, so it’s not something you got to go do now so you’re not in a rush.

J. Terry

No, we wouldn’t do it now, Pierre, because frac pumps are such odd beasts. They’re unique characters and one of them runs pretty well one day and the other one doesn’t and so forth. We’ll make that decision based upon what we see at the time.

P. Conner	Okay. Thanks, guys.

Operator	Our next question is a follow up from Kurt Hallead. Please go ahead.

K. Hallead

Thanks. Jim, you’ve been a proponent of this gain share type of business model. I was wondering as your customer list grows whether or not you might find it worthwhile or feasible maybe to have a portfolio of day rate type work versus gain share or some combination of the two?

J. Terry

Yes, as we grow our customer base. Each customer has their own views on what they want to do and certainly I’ve been a little surprised that no one’s really pushed the day rate button thus far. My preference is still to go with the gain share basis, but we’re certainly not opposed to the gain share or a combination of the gain share and conventional day rate. We’ve got a pretty open mind.

K. Hallead	And then for Chris. Can you try to put some revenue dollar around that 12 days per month per system?

C. Boswell

I think that’s been consistently disclosed in the back of our investor presentation. We’ve always said that we felt we could generate $200,000 in revenue per month ... I’m sorry, $200,000 per job which yields us $4.8 million in revenue per year and $2.4 million in EBITDA. That’s got some fairly, at this stage, conservative variables and also a couple areas we just don’t know yet because we haven’t operated long enough. That’s our model and that’s based on 12 days a month. If we can get one of these agreements with one of these operators financing the equipment and they’ll agree to keep it busy 50% of the time that’s 15 days a month so we’re ahead of the curve at that point.

K. Hallead

The reason I ask is it’s pretty well documented that day rates have come in, some other service costs have come in and I think that model may have been predicated on like a $40,000 per day type of cost to the operator. Does that put you at risk at all on that revenue model or do you think total well costs remain pretty consistent?

J. Terry

Yes, I think total well costs do remain pretty consistent. I think we’re seeing a reduction in some of the spread rate variables, particularly the rigs, the older rigs. But it would have to take a pretty good dip I think, Kurt, before we’d really see any impact on those revenue numbers.

C. Boswell

To your point in the investor presentation, Kurt, on Page 7 there’s an analysis that shows an example for a 1,500 foot interval and that example we estimate that our share of the gain would be $252,000 per job. That’s using $42,000 a day. If you pull that back, there’s room in there to pull that back quite a bit to get down to $200,000. But I think it was based on $34,000 a day spread rate which is probably where we are or maybe we’re a little higher than that still these days in most of the areas that we’re talking to operators.

K. Hallead	Okay, great. Thanks.

Operator	Our next question comes from Tom Laird with Mulholland Capital. Please go ahead.

T. Laird

Good Morning. I just wanted to clarify. When you said 2 units working would be cash flow neutral, if that’s what I understood. That means if you have 2 units under these commercial agreements that you’re on a corporate-wide basis you’re cash flow neutral?

C. Boswell	We believe so.

T. Laird

Okay. And then could you give us any indication what you think like an Encana or any other master service agreement customers what their early stage demand might be once you clearly got over the hurdle and you’re pretty commercial in the sense that you’re running pretty smoothly. Do you have any sense of how rapidly or could you give us any indication how rapidly or how value added under current book of drilling activity that they have, how rapidly they could adopt?

J. Terry	I will ask Tommy Hardisty to answer that.

T. Hardisty

The customers we’re talking to right now have anywhere from 8 rigs running a day in the markets we’re looking at to 10 to 15 rigs running a day. There’s significant demand. For us to meet their needs, we’re going to have to ramp up and stage this in a deliberate way, but for each of the customers that we’re talking to there’s more than enough demand for us to fill over the next couple of years. I’m not sure if that completely answers your question.

T. Laird

Well, it’s a pretty hard thing to assess at this point. I’m just wondering if once you get out there and drill a couple successful wells, do you expect they’ll pick up 2 or 3 PID units in each of them or 1 or 2?

J. Terry

The Encana contract contemplates a commitment of 3 units to them for a single field and that happens to be Deep Bossier. There are other operators larger than Encana in that same play that have the same problem so I think it’s reasonable to expect that. We will have some very sweet spots like the Travis Peak above the Deep Bossier where we could see 8 units busy pretty much all the time.

T. Laird	Good. Last question. With the new extruder, the all-in cost for a full PID unit spread would be $700,000-$800,000 in capital?

J. Terry	That’s correct.

T. Laird	Thank you.

Management	You’re welcome.

Operator	Our next question is a follow up from Pierre Conner. Please go ahead.

P. Conner

Actually it’s a follow on to that question about getting an onset of the number of potential units and you mentioned that the customers are in the 8 or 10 to 15. I wanted to verify something Chris said, that the new facility could allow you to produce I think you said, Chris, 10 units at a time. Tell me again how long it would take once you got started to get 10 units out the door.

J. Terry

Well basically it’s about a 3 month build we think and we’ve got a footprint in the new facility where we have space to build a maximum of 10 systems, to assemble a maximum of 10 systems. Obviously, we’re not going to do that unless the market’s giving us a big pull and we’ll be moved in a couple weeks and looking very forward to that. We’re in extremely cramped quarters right now. We have planned we think for the capacity we need. If we need to expand beyond, then we’ll certainly take additional space.

P. Conner

I was kind of trying to get a feel for some of the issues that you’ve had in the past relative to machine shop constraints that wouldn’t be the constraints we could see if the market gave you the demand at that level.

J. Terry

That’s a real good point, Pierre. One of the problems we’ve had is that these machine shops are all working beyond capacity and when we come in wanting to do a 1 or 2 piece prototype, we certainly stand way at the back of the line. That won’t be true going forward when we’re building multiple systems. For example, if we were building 4 systems at a time, we might contract to build 8 or 10 of those components just so that we could get a better delivery knowing full well that we’d use them going forward anyway.

I expect that just by virtue of the type of business that we bring to them, we’ll get some preferential treatment we’ve never enjoyed in the past.

P. Conner	Okay. Thanks, gentlemen.

Operator	At this time I am showing no additional questions in the queue. I’d like to turn the call back over to management for any concluding remarks they may have.

J. Terry

I’d like to reiterate that it’s been a very tough quarter for us, but in the end we got what we were looking for. We’re all very excited about it. Most excited about getting back to what we like to do, getting out in the field and drilling. We’re certainly much closer to that now. Appreciate everybody taking the time to listen to our conference call and look forward to the next one. Thank you very much.

Operator	Ladies and gentlemen, this does conclude the Particle Drilling third quarter earnings conference call. You may now disconnect and we thank you for using ACT Teleconferencing.